EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HomeTrust Bank, N.A. to Open Commercial Loan Production Office in Raleigh, N.C.

Asheville, NC November 12, 2014 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank, N.A. (the “Bank”), today announced the opening of a Commercial Loan Production Office in Raleigh, N.C. The HomeTrust Bank Loan Production Office will provide businesses in the greater Raleigh market with a full array of commercial banking services.

“We’re pleased to welcome an experienced, Raleigh-based commercial banking team to HomeTrust,” said Dana Stonestreet, Chairman, President and CEO. “The Raleigh area is a vibrant, metropolitan market that complements our recent expansion across the North Carolina Piedmont. Expansion into Raleigh further leverages capital, supports strategic growth, and increases operating efficiencies across our banking platform.”

Since HomeTrust Bank converted to stock in July 2012, the Company has announced four acquisitions and expanded its geographic footprint into Upstate South Carolina, East Tennessee, Charlotte, North Carolina and Southwest Virginia.    As a result of these acquisitions, including the acquisition of BankGreenville, Jefferson Bancshares, Inc., Bank of Commerce, and the pending acquisition of ten Bank of America branches in Virginia, and Eden, North Carolina as well as the opening of a Loan Production Office in Roanoke, Virginia, the Bank will have grown its franchise from 20 to 44 banking locations, increased assets from $1.7 billion to $2.6 billion, and increased core deposits from $572 million to $1.3 billion.

HomeTrust Bank | Raleigh Commercial Banking Team:

John F. Sprink II, Market President, SVP, brings over 20 years of commercial banking and client relationship management experience to HomeTrust. He received a Bachelor of Science degree in Finance from the University of North Carolina at Wilmington and is a graduate of the School of Banking of the Southeast at Louisiana State University.  John and his family have lived in Cary for the past 18 years and attend Crosspointe Church.

R. Darrin Williams, Senior Commercial Relationship Manager, SVP, has served the banking needs of businesses and individuals in the Raleigh market and Cary community for the past 25 years.  A native of North Carolina, he is a graduate of the University of North Carolina at Greensboro.  As a licensed general contractor, he also brings a unique perspective to lending that benefits his clients in the construction industry. He is active in the Greater Raleigh Chamber of Commerce, having served as team lead for the annual membership campaign in both 2013 and 2014.

Tom Quinn, Senior Commercial Relationship Manager, SVP, has over 20 years of commercial banking experience.  He is a graduate of the Rochester Institute of Technology and started his banking career with Fleet Bank in Buffalo before  moving to Raleigh to continue his banking career in 1994.  His career focus on relationship banking has brought the right resources, at the right time, to his clients to help them meet their business objectives and growth plans. He has served on the boards of the Cary Community Foundation, Hope Elementary Charter School and Cary-Kildaire Rotary Club.

Justin Dunn, Commercial Relationship Manager, VP, has over 13 years of commercial lending, credit, and mortgage lending experience in the Wake County market.  Justin is a graduate of North Carolina State University; he and his family reside in Raleigh.  He has been active in the Wake community having served in various leadership positions including the Greater Raleigh Chamber of Commerce and Zebulon Chapter of the Rotary Club.

“We are all pleased to be joining the HomeTrust Bank team,” said John Sprink, Market President.   “As a growing, regional bank, HomeTrust has the resources and expertise to serve the credit and deposit needs of Raleigh businesses.  Our banking team has been working together in the Raleigh market for over twenty years.  We know the market and we are positioned to continue serving the businesses in our community with the support of HomeTrust.”

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, N.A. As of September 30, 2014, the Company had assets of $2.21 billion. The Bank, founded in 1926, is a nationally chartered, community-focused financial institution committed to providing value added community banking through its 36 locations in North Carolina (including the Asheville metropolitan area, the “Piedmont” region, and Charlotte), South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and its commercial loan production office in Roanoke, Virginia. The Bank is the 7th largest community bank headquartered in North Carolina.

On June 10, 2014, the Companyannounced that the Bank entered into an agreement to purchase the branch banking operations of ten locations in Virginia and North Carolina from Bank of America Corporation. Six of the branches are located in Roanoke Valley, two in Danville, one in Martinsville, Virginia, and one in Eden, North Carolina. The Bank expects the purchase to close Friday, November 14, 2014, following satisfaction of customary closing conditions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions and the pending acquisition of the ten branch banking operations of Bank of America might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”)-which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939